Exhibit 99.1

News Release

Superior Reports Second Quarter 2021 Financial Results

Driving sustainable operating performance despite industry headwinds

Differentiated product portfolio supporting Growth over Market

Second Quarter 2021 Financial Highlights:

•	Net sales of $347.5M; Value-Added Sales Adj. for FX1 increased 121%[2] YoY to $186.3M

•	Portfolio delivered 9% Content per Wheel[1] growth; Growth over Market of 12%[2]

•	Net income of $1.7M, a $44.9M increase YoY

•	Adjusted EBITDA[1] increased $48.3M YoY to $44.6M; margin expanded 2,720 bps[3]

•	Funded debt of $632.9M and Net Debt[1] of $483.7M

•	Cash from operations of $13.8M

SOUTHFIELD, MICHIGAN – August 4, 2021 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the second quarter ended June 30, 2021.

($ in millions, units in thousands)	Three Months
	2Q 2021	2Q 2020
Units
North America	2,104	841
Europe	2,074	1,227

Global	4,178	2,068
Net Sales
North America	$177.0	$58.9
Europe	170.5	85.9

Global	$347.5	$144.8
Value-Added Sales (1)
North America	$88.6	$31.4
Europe	106.9	52.9

Global	$195.5	$84.3

“We delivered strong results for the second quarter; again, driving substantial Growth over Market as we focused on continued execution against our value creation roadmap. We achieved these results despite the unstable production environment and supply chain constraints, especially the semiconductor shortage, impacting the automotive industry,” said Majdi Abulaban, President and Chief Executive Officer of Superior.

“While we anticipate ongoing headwinds stemming from the semiconductor shortage in the latter half of the year, we are confident that demand for our robust portfolio of differentiated technologies, supported by secular trends, including electrification and CO2 reduction, will enable Superior’s continued Growth over Market,” Mr. Abulaban continued.

[1]	See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.
[2]	Based on Value-Added Sales Adjusted for Foreign Exchange; comparison vs. Q2 2021 NA and Western and Central EU industry production per July 16, 2021, as reported by IHS.
[3]	Expressed as Adjusted EBITDA margin as a percentage of Value-Added Sales, both Non-GAAP Financial Measures; see footnote [1] above.

Second Quarter Results

Net sales for the second quarter of 2021 were $347.5 million, compared to net sales of $144.8 million in the prior year period. Value-Added Sales, a non-GAAP financial measure, were $195.5 million for the second quarter of 2021 compared to $84.3 million in the prior year period. The increase in the quarter was driven by higher volumes in North America and Europe due to 2020 shutdowns at key OEM customers in response to the COVID-19 pandemic, stronger product mix in both North America and Europe, as well as favorable Euro foreign exchange.

Value-Added Sales adjusted for Foreign Exchange, a non-GAAP financial measure, increased 121%, or 12% above market, which was driven by the ongoing portfolio shift to larger diameter wheels with more premium content. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to Value-Added Sales and Value-Added Sales adjusted for Foreign Exchange in this press release.

Gross profit for the second quarter of 2021 was $32.6 million, compared to a loss of $22.8 million in the prior year period. The increase in gross profit for the quarter was primarily due to higher sales and stronger product mix.

Selling, general, and administrative (“SG&A”) expenses for the second quarter of 2021 were $17.1 million, compared to $11.3 million in the prior year period. The increase in SG&A expenses is primarily due to lower prior period compensation and benefit expense resulting from cost saving actions taken in response to the COVID-19 driven OEM and Superior production shutdowns.

Operating income for the second quarter of 2021 was $15.5 million, compared to a loss from operations of $34.1 million in the prior year period. The increase is primarily due to higher net sales in the second quarter of 2021.

The income tax provision for the second quarter of 2021 was $0.9 million on pre-tax income of $2.6 million.

For the second quarter of 2021, the Company reported net income of $1.7 million, or loss per diluted share of $0.26, compared to a net loss of $43.2 million, or loss per diluted share of $2.00, in the second quarter of 2020.

Adjusted EBITDA, a non-GAAP financial measure, was $44.6 million for the second quarter of 2021, or 22.8% of Value-Added Sales, which compares to a loss of $3.7 million, or (4.4%) of Value-Added Sales in the prior year period. The increase in Adjusted EBITDA was driven by increased volume versus the prior year period, stronger product mix, and improved manufacturing performance. The second quarter of 2020 was adversely affected by plant shutdowns resulting from COVID-19. See “Non-GAAP Financial Measures” below and the reconciliation of net income to Adjusted EBITDA in this press release.

Net cash provided by operating activities of $13.8 million in the second quarter of 2021, compared to cash used by operating activities of $38.4 million during the second quarter of 2020,

which was affected by the shutdown of our facilities due to COVID-19. Free Cash Flow, a non-GAAP financial measure, was $0.3 million for the second quarter, compared to a use of cash of $51.4 million in the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of cash flow from operations to Free Cash Flow in this press release.

Financial Position

As of June 30, 2021, Superior had funded debt of $632.9 million and Net Debt, a non-GAAP financial measure, of $483.7 million, compared to funded debt of $630.3 million and Net Debt of $476.5 million as of March 31, 2021. The increase in Net Debt of $7.2 million compared to the end of the prior quarter was driven by the appreciation of our Euro-denominated debt resulting from the Euro strengthening against the US-Dollar. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2021 Outlook

The Company reconfirmed its Full Year 2021 guidance, despite the ongoing impact of the semiconductor shortages, including lower industry production volumes. Based on IHS’ latest forecast and management’s estimates for 2021, Superior assumes industry production in North America and Europe to increase year-over-year in 2021 by 10% and 7.5%, respectively. Based on this outlook for industry production and Superior’s portfolio, the Company’s full year 2021 outlook is as follows:

FY 2021
Unit Shipments	16.9 - 17.7 million
Net Sales	$1.30 - $1.37 billion
Value-Added Sales	$740 - $780 million
Adjusted EBITDA	$160 - $180 million
Cash Flow from Operations	$110 - $130 million
Capital Expenditures	~$75 million

Mr. Abulaban continued, “The second quarter reflects industry-wide instability as OEM production schedules are being adversely impacted by semiconductor shortages. This, in turn, has resulted in inefficiencies in our manufacturing operations which are being partly offset by the ongoing product mix shift to premium vehicles and an improved enterprise cost structure. We believe we are well-positioned to benefit from pent-up demand once supply issues resolve throughout the automotive industry and we look forward to continuing our progress in generating shareholder value and maintaining our position as a leading light vehicle aluminum wheel supplier.”

Value-Added Sales and Adjusted EBITDA are non-GAAP measures, as defined below. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled from net income, the most comparable GAAP measure, to Adjusted EBITDA presented in the 2021 outlook, as Superior is unable to quantify certain amounts included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Wednesday, August 4, 2021. The conference call may be accessed by dialing 866-269-4262 for participants in the U.S./Canada or +1 313-209-6317 for participants outside the U.S./Canada using the required conference ID 3116219. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration and other related costs, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales,” defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales Adjusted for FX on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook,” “guidance,” “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2021 outlook included herein, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Clemens Denks

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Six Months
	2Q 2021	2Q 2020	YTD 2021	YTD 2020
Net Sales	$347.5	$144.8	$705.7	$445.9
Cost of Sales	314.8	167.7	630.0	445.6

Gross Profit (Loss)	$32.6	$(22.8)	$75.7	$0.3
SG&A Expenses	17.1	11.3	34.4	23.8
Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6

Income (Loss) From Operations	$15.5	$(34.1)	$41.2	$(217.1)
Interest Expense, net	(10.5)	(12.2)	(20.8)	(24.0)
Other (Expense) Income, net	(2.4)	(0.7)	(3.9)	0.7

Income (Loss) Before Income Taxes	$2.6	$(47.0)	$16.5	$(240.5)
Income Tax Benefit (Provision)	(0.9)	3.8	(1.7)	7.2

Net Income (Loss)	$1.7	$(43.2)	$14.8	$(233.3)
Loss Per Share:
Basic	$(0.26)	$(2.00)	$(0.07)	$(9.81)
Diluted	$(0.26)	$(2.00)	$(0.07)	$(9.81)
Weighted Average and Equivalent Shares
Outstanding for EPS (in Thousands):
Basic	25,974	25,562	25,841	25,403
Diluted	25,974	25,562	25,841	25,403

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	6/30/2021	12/30/2020
Current Assets	$462.1	$383.7
Property, Plant and Equipment, net	503.1	522.1
Intangibles and Other Assets	183.1	203.6

Total Assets	$1,148.4	$1,109.3

Current Liabilities	$273.9	$231.1
Long-Term Liabilities	704.1	718.6
Redeemable Preferred Shares	189.4	179.4
European Non-controlling Redeemable Equity	1.6	1.7
Shareholders’ Equity (Deficit)	(20.6)	(21.5)

Total Liabilities and Shareholders’ Equity (Deficit)	$1,148.4	$1,109.3

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months		Six Months
	2Q 2021	2Q 2020	YTD 2021	YTD 2020
Net Income (Loss)	$1.7	$(43.2)	$14.8	$(233.3)
Depreciation and Amortization	25.6	23.9	51.0	48.3
Income tax, Non-cash changes	(0.1)	(8.1)	(2.9)	(14.0)
Impairments of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6
Stock-based Compensation	2.5	0.9	4.3	0.2
Amortization of Debt Issuance Costs	1.9	0.9	2.7	2.3
Other Non-cash items	0.6	1.1	(3.9)	(2.5)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(0.3)	10.3	(37.2)	9.8
Inventories	(31.4)	22.3	(46.1)	17.1
Other Assets and Liabilities	2.0	(1.7)	15.9	1.2
Accounts Payable	13.1	(48.2)	34.4	(31.3)
Income Taxes	(1.8)	3.5	(1.0)	1.4

Cash Flow Provided By (Used In) Operating Activities	$13.8	$(38.4)	$31.9	$(7.1)
Capital Expenditures	(10.1)	(8.9)	(20.6)	(22.8)

Net Cash Used In Investing Activities	$(10.1)	$(8.9)	$(20.6)	$(22.8)
Proceeds from the Issuance of Long-term Debt	—	—	1.7	11.7
Debt Repayment	(1.3)	(1.5)	(2.1)	(24.1)
Proceeds from Borrowings on Revolving Credit Facility	—	—	—	213.8
Repayments of Borrowings on Revolving Credit Facility	—	(101.0)	—	(107.0)
Cash Dividends	(3.4)	(3.4)	(6.7)	(6.8)
Financing Cost Paid and Other	(4.3)	(0.7)	(4.3)	(4.9)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	—	(1.3)	—
Finance Lease Payments	(0.4)	(0.3)	(0.6)	(0.5)

Cash Flow (Used In) Provided By Financing Activities	$(9.3)	$(106.9)	$(13.5)	$82.2
Effect of Exchange Rate on Cash	0.9	2.8	(1.1)	0.5

Net Change in Cash	$(4.7)	$(151.4)	$(3.3)	$52.8
Cash—Beginning	153.8	282.2	152.4	77.9

Cash—Ending	$149.2	$130.7	$149.2	$130.7

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars, except per share, and Shares in Millions)

	Three Months		Six Months
	2Q 2021	2Q 2020	YTD 2021	YTD 2020
Basic EPS Calculation(1)
Net Income (Loss)	$1.7	$(43.2)	$14.8	$(233.3)
Less: Accretion of Preferred Stock	(5.1)	(4.4)	(10.0)	(9.0)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.5)	(6.7)	(6.8)

Numerator	$(6.8)	$(51.1)	$(1.9)	$(249.1)
Denominator: Weighted Avg. Shares Outstanding	26.0	25.6	25.8	25.4

Basic Loss Per Share	$(0.26)	$(2.00)	$(0.07)	$(9.81)

Diluted EPS Calculation(1)
Net Income (Loss)	$1.7	$(43.2)	$14.8	$(233.3)
Less: Accretion of Preferred Stock	(5.1)	(4.4)	(10.0)	(9.0)
Less: Redeemable Preferred Stock Dividends	(3.4)	(3.5)	(6.7)	(6.8)

Numerator	$(6.8)	$(51.1)	$(1.9)	$(249.1)
Weighted Avg. Shares Outstanding-Basic	26.0	25.6	25.8	25.4
Dilutive Stock Options and Restricted Stock Units	—	—	—	—

Denominator: Weighted Avg. Shares Outstanding	26.0	25.6	25.8	25.4

Diluted Loss Per Share	$(0.26)	$(2.00)	$(0.07)	$(9.81)

(1)

Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended June 30, 2021 and 2020.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions, except per wheel, and Units in Thousands)

	Three Months		Six Months
	2Q 2021	2Q 2020	YTD 2021	YTD 2020
Value-Added Sales; Value-Added Sales Adjusted for FX; and Content per Wheel
Net Sales	$347.5	$144.8	$705.7	$445.9
Less: Aluminum Value and Outside Service Provider Costs	(152.0)	(60.6)	(302.9)	(191.6)

Value-Added Sales	$195.5	$84.3	$402.7	$254.4
Impact of FX on Value-Added Sales	(9.2)	—	(18.1)	—

Value-Added Sales Adjusted for FX	$186.3	$84.3	$384.6	$254.4

Wheels Shipped	4,178	2,068	8,693	6,375
Content per Wheel	$44.60	$40.76	$44.24	$39.91

	Three Months		Six Months
	2Q 2021	2Q 2020	YTD 2021	YTD 2020
Adjusted EBITDA
Net Income (Loss)	$1.7	$(43.2)	$14.8	$(233.3)
Adjusting Items:
- Interest Expense, net	10.5	12.2	20.8	24.0
- Income Tax Provision (Benefit)	0.9	(3.8)	1.7	(7.2)
- Depreciation	18.9	17.8	37.6	36.1
- Amortization	6.7	6.1	13.4	12.3
- Acquisition, Integration, and Other Related Cost	5.4	7.0	10.3	10.0
- Factoring Fees	0.5	0.2	1.0	0.3
- Impairment of Goodwill and Indefinite-Lived Intangibles	—	—	—	193.6

	$42.9	$39.5	$84.8	$269.1

Adjusted EBITDA	$44.6	$(3.7)	$99.6	$35.8

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

	Three Months		Six Months
	2Q 2021	2Q 2020	YTD 2021	YTD 2020
Free Cash Flow
Cash Flow Provided By (Used In) Operating Activities	$13.8	$(38.4)	$32.0	$(7.1)
Net Cash Used In Investing Activities	(10.1)	(8.9)	(20.6)	(22.8)
Less: Cash Payments for Non-debt Financing Activities	(3.4)	(4.1)	(8.1)	(11.7)

Free Cash Flow	$0.3	$(51.4)	$3.3	$(41.6)

	6/30/2021	12/30/2020
Net Debt
Long Term Debt (less current portion)	$626.4	$637.1
Short Term Debt	6.5	6.1

Total Debt	632.9	643.2
Less: Cash and Cash Equivalents	(149.2)	(152.4)

Net Debt	$483.7	$490.8

	Outlook Range
Outlook for Full Year 2021 Value-Added Sales
Net Sales Outlook	$1,300.0	$1,370.0
Less: Aluminum Value and Outside Service Provider Costs	(560.0)	(590.0)

Value-Added Sales Outlook	$740.0	$780.0